ANGOIDYNAMICS(R)

Company Contacts:                       Investor Relations Contacts:
AngioDynamics, Inc.                     Lippert/Heilshorn & Associates, Inc.
-------------------                     ------------------------------------
Lisa Donegan                            Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x370                                          ------------------
www.angiodynamics.com                   (212) 838-3777
---------------------                   Bruce Voss (bvoss@lhai.com)
                                                    --------------
                                        (310) 691-7100

FOR IMMEDIATE RELEASE

               AngioDynamics Announces Pricing of Public Offering

Queensbury, NY, May 27, 2004 - AngioDynamics, Inc. (Nasdaq: ANGO), a subsidiary of E-Z-EM, Inc. (AMEX: EZM), today announced its public offering of 1,950,000 shares of common stock at a price of $11.00 per share. RBC Capital Markets served as lead manager and sole book-running manager, and Adams Harkness and Hill acted as co-manager. AngioDynamics has granted to the underwriters an option to purchase up to an additional 292,500 shares of common stock to cover over-allotment. The shares will be listed on The Nasdaq National Market under the symbol "ANGO".

The common stock offering may be made only by means of a prospectus, copies of which may be obtained by contacting RBC Capital Markets, 60 South Sixth Street, 17th Floor, Minneapolis, Minnesota 55402 or Adams Harkness and Hill, 60 State Street, 6th Floor, Boston, MA 02109.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 26, 2004. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About AngioDynamics

AngioDynamics, Inc. (www.angiodynamics.com) designs, develops, manufactures and markets innovative medical devices used in minimally invasive, image guided procedures to treat peripheral vascular disease. It offers a broad line of therapeutic and diagnostic devices that enable interventional physicians to treat peripheral vascular disease and other non-coronary diseases. AngioDynamics' diversified product line includes angiographic catheters, hemodialysis catheters, PTA dilation catheters, thrombolytic products, image-guided vascular access products, endovascular laser venous system products, as well as drainage products.

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